Exhibit 99.2

PROPOSAL 3
APPROVAL OF
2005 EMPLOYEE STOCK PURCHASE PLAN

Our board of directors is asking our stockholders to approve our 2005 Employee Stock Purchase Plan (the “ESPP”). Our ESPP was adopted by our board of directors in April 2005. The ESPP would take effect upon the approval of our stockholders and would be administered by the board of directors or a committee named by the board of directors would supervise and administer the ESPP. Set forth below is a description of the terms of the ESPP. Please see Appendix C for a complete copy of the ESPP.

General. We may issue a maximum of 1,000,000 shares of our Common Stock under the ESPP, subject to an automatic increase on January 1 of each year in the number of shares reserved for issuance equal to the lesser of (i) one percent of the number of outstanding shares of Common Stock on such day, (ii) 750,000 and (iii) such other amount as our board of directors may specify prior to the date such annual increase is to take effect. The ESPP would terminate on the tenth year anniversary of the adoption of the ESPP by our stockholders. Our board of directors may amend or terminate the plan.

Purpose. We believe that employees participation in the ESPP will align more closely the interests of the employees with the interests of the Company and our stockholders.

Eligibility. Any employee of the Company who customarily works more than 20 hours per week and more than five months in a calendar year, is eligible to participate in the ESPP. Employees of any future subsidiary of the Company may also participate.

Participation. Eligible employees may voluntarily elect to participate in the ESPP by completing a payroll deduction authorization which is effective on the first day of the plan year. Payroll deductions are limited to 10% of the participating employee’s base pay for the plan year up to a maximum of $25,000 per year.

Purchase Price. The payroll deductions authorized by participating employees are used to purchase newly issued shares of Common Stock from the Company at the end of each plan year. The purchase price is the lower of 85% of the fair market value of the shares on the first day or the last day of each offering period.

Exercise and Withdrawal. Shares are purchased for participating employees automatically on the last day of an offering period, unless the participant elects in writing prior to such date not to complete the purchase. A participant may at any time during an offering period year give notice that he or she does not wish to continue to participate, and all amounts withheld are then refunded with interest.

Income Tax Consequences. The ESPP is a “qualified” ESPP under Section 423 of the Internal Revenue Code. Under the Internal Revenue Code, no income will result to a participant upon the purchase of shares, and no deduction will be allowed by the Company. The gain, if any, resulting from a disposition of the share received by a participant, is reported according to the provisions of Section 423 of the Internal Revenue Code, and will generally be taxed in part as ordinary income and in part as capital gain.

Registration with the SEC. Upon approval of the ESPP, we plan to file a Registration Statement on Form S-8 with the SEC to register the issuance of the shares issuable under the ESPP.

Stockholder Approval. Approval of the ESPP requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.